UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 12, 2014

MONGOLIA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-54230	20-8317863
(Commission File Number)	(IRS Employer Identification No.)

2300 W. Sahara Avenue, Suite 800

Las Vegas, Nevada 89102

(Address of Principal Executive Offices) (Zip Code)

(702) 949-9449

(Registrant's Telephone Number, Including Area Code)

N/A

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Lewis Marks to the Board of Directors

On December 12, 2014, Mongolia Holdings, Inc. (the “Company”) appointed Lewis Marks to the Company’s Board of Directors (the “Board”).  Mr. Marks had previously been a member of the Company’s Advisory Board.

As compensation for Mr. Marks to serve on the Board until the next annual meeting of stockholders of the Company, the Board shall issue Mr. Marks 200,000 shares of common stock of the Company.

Mr. Lewis Marks, JD, 63, serves as an advisor to Toho Zinc. Co. Ltd. Mr. Marks has been a Managing Member of M.I.C. Global Partners, LLC since 2002. Mr. Marks has more than 20 years of worldwide experience of the base metal industry with specialist knowledge in metal marketing. He has extensive involvement in the base metal marketing and smelting industries of Asia. He worked in Asia for 37 years with business operations in Mongolia for 18 years. From 1980 to 1993, he served with Marc Rich & Co. AG. He served at Glencore International from 1993 to 2000, where part of his responsibilities included selling Mongolian copper into China and was also responsible for marketing/sourcing zinc, lead and copper in the Far East. From 1977 to 1980, he practiced law at Yanagida & Nomura in Tokyo, Japan (formerly Yanagida & Sakuragi). Mr. Marks has been a Non-Executive Director of CBH Resources Ltd. (formerly, Consolidated Broken Hill Ltd.) since July 22, 2002. He serves as a Director of Coeau Vert Co., Ltd., Tokyo., Tsast Impex LLC, LIM Japan Fund and CWT Mongolia. From May 2014 until his appoint to the Board, he served as a member of Advisory Board of the Company.  Mr. Marks has served as a Director of Amaru Inc. since March 5, 2007. Mr. Marks earned his Bachelor of Science in Foreign Service at the School of Foreign Service, Georgetown University in Washington, D.C. in 1973 and has Juris Doctor from the School of Law, State University of New York at Buffalo in 1977.

Appointment of Bradley Siniscalchi as President

Effective December 15, 2014, Bradley Siniscalchi was appointed President of the Company.  As President, Mr. Siniscalchi shall devote his full working time to the Company and shall manage the Company’s Hertz Equipment Rental business in Mongolia and other operational affairs of the Company, and shall report to Gary Kucher, the Chief Executive Officer. From May 2014 until his appointment as President, he served as a member of Advisory Board of the Company.

Bradley Siniscalchi, 49, has worked in sales and business operations for over 25 years.  Most recently, since 2013, he was the director of upstream operations and general manager of Evergreen Tank Solutions in Houston, Texas, where he oversaw operations in the oil field services division and of two Godwin pump & filtration dealerships.  From 1990 through 2013, he worked for Hertz Equipment Rental Corporation in Salt Lake City, Utah, most recently serving as the division manager for franchise operations, where he helped create Hertz’s equipment rental franchise operation and expand it internationally.  Prior to serving as the division manager for franchise operations at Hertz, Mr. Siniscalchi worked as a sales representative and sales coordinator, as well as a branch manager and region operations manager.  Mr. Siniscalchi earned his Bachelor of Arts in Marketing and MBA from the University of Utah.

The Company entered into an employment agreement with Mr. Siniscalchi on December 15, 2014 (the “Employment Agreement”), with an effective date of February 28, 2015.  The employment term is through March 1, 2018 and the initial annual compensation is U.S.$250,000, which increases to $300,000 over the course of the employment term.  Mr. Siniscalchi was paid a one-time signing bonus of $25,000 and may be paid bonuses each year of up to 25% per year if the Company meets certain performance goals.  Mr. Siniscalchi shall receive a warrant to purchase 700,000 shares of restricted common stock of the Company at a price equal to $1.00 a share for a period of 5 years from the date of the Employment Agreement, 100,000 of which shall vest immediately and the remainder to vest in equal installments over three years from the date of the Employment Agreement.  The Employment Agreement also contains a one year limited non-compete clause.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Resignation of Hieronymus Jerome Niessen

Simultaneously with the appointment of Mr. Marks to the Board on December 12, 2014, Hieronymus Jerome Niessen resigned from the Board, effective immediately.  Mr. Niessen’s resignation is not related to any disagreement with the Company’s operations, policies, or practices.

Resignation of Brady Strahl

Simultaneously with the appointment of Mr. Siniscalchi as President of the Company effective December 15, 2014, Brady Strahl resigned as President, effective immediately.  Mr. Strahl’s resignation is not related to any disagreement with the Company’s operations, policies, or practices.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated as of December 15, 2014, by and between Mongolia Holdings, Inc. and Bradley Siniscalchi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2014	MONGOLIA HOLDINGS, INC.

By: /s/ Gary D. Kucher
Gary D. Kucher
Title: Chief Executive Officer

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